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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 6)

						HEI, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

404160103
						(CUSIP Number)

August 23, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-1(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 404160103				13D				Page 2 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,748,150-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,748,150-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,748,150-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	29.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 3 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,748,150-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,748,150-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,748,150-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	29.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 4 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,010,000-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,010,000-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,010,000-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	16.8%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 404160103				13D			Page 5 of 9

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of HEI, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 404160103				13D			Page 6 of 9

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		1,748,150	29.1%
RS Investment Mgmt, L.P.		1,748,150	29.1%
RS Diversified Growth Fund		1,010,000	16.8%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 6,010,256 shares of Common Stock of the Issuer outstanding as of June 1, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,748,150 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 1,748,150 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is a Series of a Massachusetts Business Trust with shared dispositive power over 1,010,000 shares of the Issuer.

CUSIP No. 404160103				13D			Page 7 of 9

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		      DATE        SHARES      TRADE AMT    TYPE

DGF               06/26/2002      10000       74900    open mkt purch
DGF               06/27/2002       5000       36979    open mkt purch
DGF               06/28/2002       8900       66851    open mkt purch
DGF               07/05/2002        200        1485    open mkt purch
DGF               07/08/2002       5000       36833    open mkt purch
DGF               07/09/2002        100         712    open mkt purch
DGF               07/10/2002       1000        6925    open mkt purch
DGF               07/11/2002       1500       10537    open mkt purch
DGF               07/12/2002       2200       14685    open mkt purch
DGF               07/15/2002      10000       64541    open mkt purch
DGF               07/23/2002      13300       75827    open mkt purch
DGF               07/23/2002       4600       24265    open mkt purch
RS acct           07/23/2002        150         855    open mkt purch
RS acct           07/23/2002        100         527    open mkt purch
Sub-advised acct  07/23/2002       1800       10262    open mkt purch
Sub-advised acct  07/23/2002        700        3692    open mkt purch
DGF               07/24/2002       8350       44851    open mkt purch
DGF               07/24/2002       1500        7260    open mkt purch
DGF               07/24/2002       8250       36547    open mkt purch
RS acct           07/24/2002       3700       19874    open mkt purch
RS acct           07/24/2002        700        3388    open mkt purch
RS acct           07/24/2002       3600       15948    open mkt purch
RS acct           07/24/2002       2300       12354    open mkt purch
RS acct           07/24/2002        400        1936    open mkt purch
RS acct           07/24/2002       2300       10189    open mkt purch
RS acct           07/24/2002        600        3223    open mkt purch
RS acct           07/24/2002        100         484    open mkt purch
RS acct           07/24/2002        550        2436    open mkt purch
Sub-advised acct  07/24/2002       3300       17726    open mkt purch
Sub-advised acct  07/24/2002        600        2904    open mkt purch
Sub-advised acct  07/24/2002       3100       13733    open mkt purch
Sub-advised acct  07/24/2002        200        1074    open mkt purch
Sub-advised acct  07/24/2002        100         484    open mkt purch
Sub-advised acct  07/24/2002        200         886    open mkt purch
Sub-advised acct  07/24/2002       7000       37600    open mkt purch
Sub-advised acct  07/24/2002       1300        6292    open mkt purch
Sub-advised acct  07/24/2002       6700       29681    open mkt purch
Sub-advised acct  07/24/2002       1900       10206    open mkt purch
Sub-advised acct  07/24/2002        300        1452    open mkt purch
Sub-advised acct  07/24/2002       1800        7974    open mkt purch
DGF               07/25/2002       7100       39107    open mkt purch
RS acct           07/25/2002       3600       19829    open mkt purch
Sub-advised acct  07/25/2002       4300       23684    open mkt purch
DGF               07/26/2002       5800       31969    open mkt purch
RS acct           07/26/2002       1700        9370    open mkt purch
RS acct           07/26/2002       1800        9921    open mkt purch
Sub-advised acct  07/26/2002        600        3307    open mkt purch
DGF               07/29/2002       2900       16681    open mkt purch
RS acct           07/29/2002        900        5177    open mkt purch
RS acct           07/29/2002        900        5177    open mkt purch
Sub-advised acct  07/29/2002        300        1726    open mkt purch
DGF               07/30/2002       5900       31211    open mkt purch
DGF               07/30/2002       5200       29588    open mkt purch
RS acct           07/30/2002       1800        9522    open mkt purch
RS acct           07/30/2002       1600        9104    open mkt purch
RS acct           07/30/2002       2900       15341    open mkt purch
RS acct           07/30/2002       2500       14225    open mkt purch
Sep acct          07/30/2002        600        3174    open mkt purch
Sep acct          07/30/2002        600        3414    open mkt purch
Sub-advised acct  07/30/2002        500        2645    open mkt purch
Sub-advised acct  07/30/2002        400        2276    open mkt purch
Sub-advised acct  07/30/2002        800        4232    open mkt purch
Sub-advised acct  07/30/2002        700        3983    open mkt purch
DGF               08/05/2002       3700       19378    open mkt purch
RS acct           08/05/2002       1100        5761    open mkt purch
RS acct           08/05/2002       1800        9427    open mkt purch
Sep acct          08/05/2002        400        2095    open mkt purch
Sub-advised acct  08/05/2002        300        1571    open mkt purch
Sub-advised acct  08/05/2002        400        2095    open mkt purch
DGF               08/06/2002       2300       12132    open mkt purch
RS acct           08/06/2002        700        3692    open mkt purch
RS acct           08/06/2002       1200        6330    open mkt purch
Sep acct          08/06/2002        300        1582    open mkt purch
Sub-advised acct  08/06/2002        200        1055    open mkt purch
Sub-advised acct  08/06/2002        300        1582    open mkt purch
DGF               08/08/2002       2500       13765    open mkt purch
RS acct           08/08/2002        700        3854    open mkt purch
RS acct           08/08/2002       1100        6057    open mkt purch
Sep acct          08/08/2002        200        1101    open mkt purch
Sub-advised acct  08/08/2002        200        1101    open mkt purch
Sub-advised acct  08/08/2002        300        1652    open mkt purch
DGF               08/12/2002       4700       26577    open mkt purch
RS acct           08/12/2002        400        2262    open mkt purch
RS acct           08/12/2002        300        1696    open mkt purch
DGF               08/13/2002       1300        7601    open mkt purch
Sub-advised acct  08/13/2002       1200        7017    open mkt purch
Sub-advised acct  08/13/2002        100         585    open mkt purch
DGF               08/14/2002       1450        7846    open mkt purch
Sub-advised acct  08/14/2002       1300        7035    open mkt purch
Sub-advised acct  08/14/2002        150         812    open mkt purch
DGF               08/15/2002        800        4060    open mkt purch
Sub-advised acct  08/15/2002        100         507    open mkt purch
DGF               08/16/2002       5000       25880    open mkt purch
DGF               08/16/2002       1000        5264    open mkt purch
DGF               08/19/2002       2450       12519    open mkt purch
DGF               08/20/2002       3000       15390    open mkt purch
DGF               08/22/2002        200        1005    open mkt purch
DGF               08/23/2002       4800       23562    open mkt purch


CUSIP No. 404160103				13D			Page 8 of 9

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	August 26, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 404160103				13D			Page 9 of 9

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	August 26, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer